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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number: 1-8815
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                             EQK REALTY INVESTORS I
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             (Exact name of registrant as specified in its charter)


                           2810 Spring Road, Suite 106
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                                Atlanta, GA 30339
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                                 (770) 433-9400
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Shares of Beneficial Interest
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


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     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6            [ ]
       Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:
Two (2)

     Pursuant to the requirements of the Securities Exchange Act of 1934, EQK Realty Investors I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 13, 2000                       By: /s/ Lloyd T. Whitaker
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                                                 Lloyd T. Whitaker
                                                 President


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